Exhibit 10.4

     NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT

Under the Aventine Renewable Holdings, Inc.
2003 Stock Incentive Plan

     Unless defined in this Restricted Stock Unit Award Agreement (the “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Aventine Renewable Holdings, Inc. 2003 Stock Incentive Plan (the “Plan”).

     Pursuant to Article 7 of the Plan, you (or “Participant”) have been granted an Award of Restricted Stock Units (the “RSUs”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. Each RSU represents a right to receive one Share. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Participant:

Total Number of RSUs
Granted:	________ RSUs

Grant Date:

Vesting Schedule:

100% of the RSUs will vest on [insert date that is the first anniversary of the date of grant]; subject to your being an active member of the Board on such vesting date; provided, however that in the event of, and upon, a Sale of the Company, this Award shall vest in full and be free of restrictions; and provided further that in the event of, and upon, a termination of your service as a member of the Board due to your death or Disability or for any other reason other than a voluntary resignation, this Award shall vest in full and be free of restrictions. Upon any termination of service other than set forth above, at the time of such termination, you will forfeit all of your RSUs without any consideration due to you.

Settlement:

Except to the extent that you have made a timely election to defer the receipt of Shares upon vesting of this Award pursuant to such rules as have been established by the Committee (if so established), the Company shall deliver to you Shares underlying the RSUs that vest in accordance with this Award Agreement as soon as practicable following the vesting date set forth above. You will have no rights of a shareholder with respect to the RSUs until such Shares have been delivered to you.

Governing Law:	This Award Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without application of conflict of law principles thereof.

     By your signature, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and agree that this Award is granted under and governed by the terms and conditions of the Plan. In addition, you acknowledge that you are subject to the Company’s non-employee director ownership policy, as such policy may be amended from time to time.

PARTICIPANT	AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:

Title:

Print Name

Date:	Date: